EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of this 1st day of June, 1995, is entered into by Hyde Athletic Industries, Inc., a Massachusetts corporation with its principal place of business at Centennial Industrial Park, 13 Centennial Drive, Peabody, Massachusetts 01961 (the "Company"), and Wolfgang Schweim, residing at Sagamore Road, Hamilton, Massachusetts (the "Employee").
     The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:
     1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the "Commencement Date") and ending on May 31, 1997, unless sooner terminated in accordance with the provisions of Section 4 (such period, the "Employment Period"). Notwithstanding the foregoing, the Company shall have no obligation to employ the Employee in the United States prior to the time that the Employee obtains a visa that will enable the Company to employ him. The Company shall use its best efforts to obtain such a visa for the Employee.
     2. Title; Capacity. During the Employment Period, the Employee shall serve as President of the Company's Saucony athletic footwear operations (the "Saucony Division"). During the Employment Period, the Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer of the Company, or each of them acting singly (the "Office of the President"). The Employee shall be based at the Company's headquarters in Peabody, Massachusetts, or such place or places in the continental United States as the Office of the President shall determine. The Company may transfer the Employee to its European offices from time to time. Each such transfer shall last no longer than two months. The Employee's compensation and benefits during such periods of transfer shall be no less those provided under this Agreement.
     The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Office of the President shall from time to time reasonably assign to him. During the Employment Period, the Employee agrees to devote his full business time, best efforts, business judgment, skill and knowledge to the advancement of the Company and its interests and to the discharge of his duties and responsibilities hereunder. The Employee shall not engage in any other business activity, except as may be approved by the Office of the President in advance. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.
     3.   Compensation and Benefits.
          3.1 Salary. The Company shall pay the Employee, in installments payable every two weeks, an annual base salary of $200,000 (the "Base Salary"), subject to adjustment as provided in the next sentence. Commencing with the contract year which begins on June 1, 1996, for each contract year during the Employment Period, the Base Salary shall be increased over the Base Salary in effect as of the end of the preceding contract year by the same percentage as that by which the U.S. Consumer Price Index, 1982=100, for Urban Wage Earners and Clerical Workers, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index), as of June 1st of the year for which such increase is being determined has increased over said Index as of June 1st of the preceding contract year. In the event that the Employee is, or is to be, employed for less than a full calendar month, the biweekly installments of the Base Salary shall be appropriately adjusted.
          3.2 Bonus. For each fiscal year of the Company beginning with fiscal 1995, the Employee shall be eligible to receive a cash bonus of up to 50% of his Base Salary for such fiscal year, as determined in the sole discretion of the Board of Directors of the Company (the "Board"), provided, however, that nothing contained herein shall preclude the Board, in its sole discretion, from awarding the Employee a bonus for any fiscal year of greater than 50% of the Employee's Base Salary. The Company shall pay the Employee any bonus due under this
Section 3.2 as to any fiscal year by the 90th day after the end of such fiscal year.
          3.3 Fringe Benefits; Vacation. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that the Employee's position, tenure, salary, health and other qualifications make him eligible to participate. The Employee shall be entitled to four weeks paid vacation per calendar year, to be taken at such times as may be approved by the Office of the President.
          3.4 Life Insurance. During the Employment Period, the Company shall obtain so-called term life insurance coverage on the life of the Employee on such terms as are acceptable to the Office of the President providing for a death benefit of $1,000,000, the beneficiary to be selected by the Employee.
          3.5 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.
          3.6 Automobile. During the Employment Period, the Company shall provide the Employee with the use of a Jeep Grand Cherokee or comparable vehicle. The Company shall pay and be responsible for all normal expenses of operation of such automobile, including insurance, repairs and maintenance.
          3.7 Temporary Housing; Moving Expenses. The Company shall provide the Employee with temporary housing accommodations in the Peabody, Massachusetts area for up to six months from the date hereof. The Company shall also reimburse the Employee for reasonable moving and travel expenses, not to exceed $10,000, incurred by him in moving himself, his wife and his children from Germany to the Boston, Massachusetts area.
          3.8 Airfare. The Company shall provide the Employee or members of his family, as the case may be, with the following business class (or equivalent) airfare: (a) two round-trip tickets from Germany to Boston, Massachusetts, for the Employee's wife, to enable the Employee's wife to search for a home in the Boston, Massachusetts area; (b) one one-way ticket from Germany to Boston, Massachusetts for each of the Employee's children; and (c) one round-trip ticket from Boston, Massachusetts to Germany for each contract year during the Employment Period for the Employee, the Employee's wife and each of the Employee's children.
          3.9 Professional Services. During the Employment Period, the Company shall retain the services of an accounting firm, at the Company's expense, to assist the Employee in the preparation of his requisite tax returns. In addition, during the Employment Period, the Company shall reimburse the Employee for reasonable legal expenses, not to exceed $5,000 per contract year, incurred by the Employee in connection with general personal matters.
          3.10 Stock Options.
               (a) Option Grants. Subject to compliance with applicable securities laws, the Company shall grant the Employee as of the date hereof three options (individually, a "Stock Option" and collectively, the "Stock Options") to purchase an aggregate of 22,500 shares (7,500 shares per Stock Option) of the Company's Class B Common Stock, $.33-1/3 par value per share (the "Class B Common Stock"), at a per share price equal to the closing price of the Class B Common Stock on the Nasdaq National Market ("Nasdaq") on the date hereof (the "Closing Price").
               (b) Option Terms. Subject to the provisions of Section 3.10(c), each Stock Option shall have a term of five years and shall become exercisable in five equal annual installments, on the date hereof and on the first through fourth anniversary dates of the date hereof (the "Vesting Schedule"), so long as the Employee shall remain in the employment of the Company on such dates. Each Stock Option shall contain such other terms as are customary in options awarded by the Company to its employees.
               (c) Additional Vesting Provisions. In addition to the requirements set forth in Section 3.10(b), (i) one Stock Option shall not become exercisable (notwithstanding that the shares have become exercisable pursuant to the Vesting Schedule) until the first day (if any) on which the Average Closing Price (as defined below) for the Class B Common Stock equals or exceeds the sum of the Closing Price plus $2.50 per share (subject to adjustment for stock splits, stock dividends, subdivisions, combinations or reclassifications), and
(ii) a second Stock Option shall not become exercisable (notwithstanding that the shares have become exercisable pursuant to the Vesting Schedule) until the first day (if any) on which the Average Closing Price for the Class B Common Stock equals or exceeds the sum of the Closing Price plus $5.00 per share (subject to adjustment for stock splits, stock dividends, subdivisions, combinations or reclassifications).
               (d) Average Closing Price. For purposes of this Agreement, "Average Closing Price" means, as of a particular date, the average of the closing sales prices for the Class B Common Stock on Nasdaq, or, if the Class B Common Stock is then listed on a national securities exchange, of the closing sales prices of the Class B Common Stock on such exchange, as published in The Wall Street Journal, for a period of 20 consecutive trading days prior to such date, or, if the Common Stock is listed on neither Nasdaq nor a national securities exchange, as determined in good faith by the Board of Directors of the Company.
     4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:
          4.1  Expiration of the Employment Period in accordance with Section 1.
          4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this
Section 4.2, "cause" for termination shall be deemed to exist solely upon
(a) the occurrence of dishonesty, gross negligence or misconduct by the Employee, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony. For purposes of clause (a) of the previous sentence, "misconduct" shall include without limitation alcoholism and drug abuse if not cured within 30 days following notice from the Company.
          4.3 Upon the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.
          4.4 At the election of the Company, upon 90 days' written notice to the Employee.
     5.   Effect of Termination.
          5.1 Termination for Cause. In the event the Employee's employment is terminated for cause pursuant to Section 4.2, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 (other than Section 3.2) through the last day of his actual employment by the Company.
          5.2 Termination for Death or Disability. If the Employee's employment is terminated by death or because of disability pursuant to
Section 4.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation and benefits to which the Employee would otherwise be entitled under Section 3 (including without limitation a pro rata portion of the bonus provided for in Section 3.2) through the last day of his actual employment.
          5.3 Termination at the Election of the Company. If the Employee's employment is terminated by the Company pursuant to Section 4.4, the Company shall pay to the Employee the compensation and benefits payable to him under
Section 3 (other than Section 3.2) at the times provided in Section 3 through May 31, 1997.
          5.4 Survival. The provisions of Sections 5, 6 and 7 shall survive the termination of this Agreement.
     6.   Non-Compete.
          (a) So long as the Employee is employed by the Company, and for a period of two years after the termination or expiration of such employment, the Employee will not directly or indirectly:
            (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products or performing services competitive with the products or services developed or being developed, produced, marketed, sold or performed by the Company, or under active consideration by the Company for development, production, marketing, selling or performing, while the Employee was employed by the Company; or
           (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or
          (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company or known to the Employee as a result of his employment by the Company; or
           (iv) interfere in any manner in the relationships between the Company and its suppliers.
          (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
          (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.
          (d) If at any time or from time to time during the noncompetition period provided for in Section 6(a) hereof the Employee accepts new employment with a third party, the Employee immediately shall notify the Company of the identity and business of the new employer. Without limiting the foregoing, the Employee's obligation to give notice under this Section 6(d) shall apply to any business ventures in which the Employee proposes to engage even if not with a third-party employer (such as, without limitation, a joint venture, partnership or sole proprietorship). The Employee hereby consents to the Company notifying any such new employer of the terms of this Agreement.
     7.   Inventions and Proprietary Information.
          7.1  Inventions.
               (a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Employee, solely or jointly with others and whether during normal business hours or otherwise, during his employment by the Company pursuant to this Agreement ("Inventions"), shall be the sole property of the Company. The Employee hereby assigns to the Company all such Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company, the Employee shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all such Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any such Invention.
               (b) The Employee shall promptly disclose to the Company all such Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be reasonably specified by the Company) to document the conception and/or first actual reduction to practice of any such Invention. Such written records shall be available to and remain the sole property of the Company at all times.
          7.2  Proprietary Information.
               (a) The Employee acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his employment by the Company he will have access to and contact with Proprietary Information. The Employee agrees that he will not, during the Employment Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or any Invention.
               (b) For purposes of this Agreement, "Proprietary Information" shall mean all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, formulation, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Employee in the course of his employment by the Company.
               (c) The Employee's obligations under this Section 7.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Employee of the terms of this
Section 7.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board, or (iv) is communicated to the Employee by a third party under no duty of confidentiality to the Company.
	       (d) Upon termination of this Agreement or at any other time upon request by the Company, the Employee shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company.
               (e) The Employee represents that the Employee's employment by the Company and the performance by the Employee of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Employee shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.
          7.3 Remedies. The Employee acknowledges that any breach of the provisions of this Section 7 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Employee agrees, therefore, that in addition to any other remedy it may have, the Company shall be entitled to seek to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.
     8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or two days after deposit in the United States mail, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above (and, in the case of any notice to the Company, with a copy to David E. Redlick, Esq., Hale and Dorr, 60 State Street, Boston,
Massachusetts 02109), or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.
     9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. In addition, the Employment Agreement dated October 24, 1993 between the Employee and Saucony, Inc. is hereby terminated in its entirety.
     11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.
     12. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.
     13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.
     14.  Miscellaneous.
          14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          14.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
          14.4 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          14.5 All payments provided for in this Agreement shall be subject to such tax withholding and other governmental contributions as are required under applicable law.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                              HYDE ATHLETIC INDUSTRIES, INC.



By:  /Charles Gottesman

Title: Executive Vice President
       Chief Operating Officer


EMPLOYEE



/Wolfgang Schweim


The undersigned executes
this Agreement solely for
purposes of its rights and
obligations under
Section 10:

SAUCONY, INC.


By:      /Charles Gottesman
Title:  Executive Vice President
        Chief Operating Officer